Exhibit 99.1

For Immediate Release

Media Contacts Rush Enterprises Karen S. Konecny (830) 302-5210 konecnyk@rushenterprises.com Allison Teska (830) 302-5243 teskaa@rushenterprises.com

Rush Enterprises announces changes to Board of Directors

San Antonio, Texas, October 14, 2021 — Rush Enterprises, Inc. (NASDAQ: RUSHA and RUSHB), which operates the largest network of commercial vehicle dealerships in North America, announced today that it has appointed Troy Clarke to serve as a member of its Board of Directors, effectively immediately. The company also announced today that James Underwood will retire from the Board of Directors in early 2022; the effective date of such retirement has not been determined yet.

Mr. Clarke served as Chief Executive Officer, President and a member of the Board of Directors of Navistar International Corp. (“Navistar”), a leading manufacturer and solutions provider for the medium- and heavy-duty truck segment, from April 2013 through July 2020 and then served as Executive Chairman from July 2020 through July 2021. He was Chairman of the Board from February 2017 through July 2021. Prior to his position as Chief Executive Officer and President, Mr. Clarke served as President and Chief Operating Officer of Navistar from August 2012 to April 2013, President of the Truck and Engine Group of Navistar from June 2012 to August 2012, President of Asia-Pacific Operations of Navistar, Inc. from 2011 to 2012 and as Senior Vice President of Strategic Initiatives from 2010 to 2011.  Prior to joining Navistar, Mr. Clarke held various positions at General Motors Company, including President of General Motors North America from 2006 to 2009 and President of General Motors Asia Pacific from 2003 to 2006.  He holds a B.S. in Mechanical Engineering from Kettering University, formerly the General Motors Institute, and an M.B.A. from the University of Michigan.

“We are both fortunate and excited to have Troy join our Board,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Troy’s unparalleled experience with the products and services we provide and the varied markets we serve will be a tremendous asset to the Company,” added Rush. “In addition, Troy’s  knowledge of the current commercial vehicle markets, as well as his insight on the innovations in transportation technologies that are shaping the future of our business, will be invaluable,” said Rush.

“We also want to thank Jim Underwood for his many years of service on the Board as he transitions into retirement.  Jim’s extensive industry experience within the commercial vehicle market made him a valued contributor to the Board and the Company. I want to personally thank Jim for the wise advice and counsel he provided me from the time he joined the Board in 2008,” Rush stated.

About Rush Enterprises, Inc.
Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems, telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

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